Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Parkvale Financial Corporation for the year ended June 30, 2009 included in its Registration Statements on Form S-3 and Form S-8 relating to the financial statements and financial schedules and internal controls for the three years ended June 30, 2009, 2008 and 2007.

/s/ Parente Randolph, LLC

Pittsburgh, Pennsylvania
September 9, 2009